                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.    1   )*
                                             --------

                              BUSH BOAKE ALLEN INC.
                              ---------------------
                                (Name of Issuer)

                           COMMON STOCK, $1 PAR VALUE
                           --------------------------
                         (Title of Class of Securities)

                                    123162109

                                  CUSIP Number

Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on the file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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----------------------------- --------------------------------------------------
CUSIP NO. 12-3162109                                       Page 2 of 4 pages
----------------------------- --------------------------------------------------

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         INTERNATIONAL PAPER COMPANY
         13-0872805
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [ ]


-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK

-------- -----------------------------------------------------------------------
    NUMBER OF          5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY              NONE
                     ----------------------------------------------------------
    OWNED BY           6    SHARED VOTING POWER
      EACH
    REPORTING               13,150,000
                     ----------------------------------------------------------
  PERSON WITH          7    SOLE DISPOSITIVE POWER

                            NONE
--------------------- ---- -----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            13,150,000
--------------------- ---- -----------------------------------------------------
9        AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         13,150,000
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]

-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         68.14%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         HC
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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----------------------------- --------------------------------------------------
CUSIP NO. 12-3162109                                       Page 3 of 4 pages
----------------------------- --------------------------------------------------

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         UNION CAMP PATENT HOLDING, INC., A WHOLLY OWNED SUBSIDIARY OF INTERNATIONAL PAPER COMPANY
         22-2423028
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [ ]


-------- -----------------------------------------------------------------------
3        SEC USE ONLY


-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

-------- -----------------------------------------------------------------------
    NUMBER OF          5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY              NONE
                      ----------------------------------------------------------
    OWNED BY           6    SHARED VOTING POWER
      EACH
    REPORTING               13,150,000
                      ----------------------------------------------------------
  PERSON WITH          7    SOLE DISPOSITIVE POWER

                            NONE
--------------------- ---- -----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            13,150,000
--------------------- ---- -----------------------------------------------------
9        AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         13,150,000
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]

-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         68.14%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         CO
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

Fee enclosed or Amendment No.  1

Item 1(a)  Name of Issuer                                          Item 8 Group: Identification and Classification of Members of the
           BUSH BOAKE ALLEN INC.                                                 N/A

Item 1(b)  Address of Issuer's Principal Executive Offices:
           7 MERCEDES DRIVE                                        Item 9   Notice of Dissolution of the Group:  N/A
           MONTVALE, NJ  07645

                                                                   Item 10  CERTIFICATION

Item 2(a)  Name of Persons(s) Filing:                                       By signing below, I certify that, to the best of my
           INTERNATIONAL PAPER COMPANY AS SUCCESSOR BY MERGER TO            knowledge and belief, the securities referred to
           UNION CAMP CORPORATION                                           above were acquired in the ordinary course of
           UNION CAMP PATENT HOLDING, INC.                                  business and were not acquired for the purpose of and
                                                                            do not have the effect of changing or influencing the
Item 2(b)  Address of Principal Business Office:                            control of the issuer of such securities and were not
           TWO MANHATTANVILLE RD.                                           acquired in connection with or as a participant in any
           PURCHASE, NY  10577                                              transaction having such purpose or effect.

Item 2(c)  Citizenship:

           INTERNATIONAL PAPER COMPANY IS A NEW YORK
           CORPORATION                                                      Signature:
           UNION CAMP PATENT HOLDING, INC. IS A DELAWARE
           CORPORATION.

                                                                            After reasonable inquiry and to the best of my
Item 2(d)  Title of Class of Securities:  COMMON STOCK                      knowledge and belief, I certify that the information
                                                                            set forth in this statement is true, complete and
Item 2(e)  CUSIP Number:  12-3162109                                        correct.

Item 3     If this statement is filed pursuant to Rules
           13d-1(b), or 13d-2(b), check whether the person filing is        Date:    FEBRUARY 7, 2000
           a:  N/A

Item 4     Ownership

                                                                            Signature: /s/ James W. Guedry
                                                                                       ----------------------------------

           (a)    Amount Beneficially Owned:

                  SEE ITEM 9, PG. 2 AND 3                                   Name/Title:  James W. Guedry, Vice President and
                  -----------------------                                                Secretary, International Paper Company

           (b)    Percent of Class:  SEE ITEM 11, PG. 2 AND 3
                                     ------------------------
           (c)    Number of shares as to which such person has:
                  i)  sole power to vote or to direct the vote
                      NONE                                                  Date:    FEBRUARY 7, 2000
                      ----                                                           ----------------
                  ii) shared power to vote or to direct vote
                      SEE ITEM 6, PG. 2 AND 3
                  iii)sole power to dispose or to direct the
                      disposition of    NONE                                Signature:  /s/ James W. Guedry
                                        ----                                            ----------------------------------
                  iv) shared power to dispose or to direct the
                      disposition of    SEE ITEM 8, PG. 2 AND 3             Name/Title:   James W. Guedry, President,
                                        -----------------------                           Union Camp Patent Holding, Inc.

Item 5     Ownership of 5% or Less of a Class:  N/A
                                                ---

Item 6     Ownership of More than 5% on Behalf of Another
           Person:  N/A

Item 7     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
           WHICH

           ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT

           HOLDING COMPANY

           UNION CAMP PATENT HOLDING, INC., A DELAWARE CORPORATION,
           IS A WHOLLY OWNED SUBSIDIARY OF INTERNATIONAL PAPER
           COMPANY BY VIRTUE OF THE MERGER OF UNION CAMP CORPORATION
           INTO INTERNATIONAL PAPER COMPANY.

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